Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-126325) pertaining to the J.B. Hunt Transport Services, Inc. Amended and Restated Management Incentive Plan and
(2)	Registration Statement (Form S-8 No. 333-103748) pertaining to the J.B. Hunt Transport Services, Inc. Amended and Restated Employee Retirement Plan;

of our report dated February 22, 2021, with respect to the consolidated financial statements of J.B. Hunt Transport Services, Inc. included in this Annual Report (Form 10-K) of J.B. Hunt Transport Services, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Rogers, Arkansas

February 24, 2023